Exhibit 99.1
COMPANY NEWS RELEASE

AGCO Corporation 4205 River Green Parkway Duluth, GA USA 30096-2568 www.agcocorp.com Telephone 770.813.9200

FOR IMMEDIATE RELEASE	CONTACT:
Wednesday, November 1, 2006	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS THIRD QUARTER RESULTS
Working Capital Focus Drives Improved Cash Flow
     DULUTH, GA – November 1 – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported net income of $0.06 per share for the third quarter of 2006. Adjusted net income, which excludes restructuring and other infrequent expenses, was $0.07 per share for the third quarter of 2006. For the third quarter of 2005, AGCO reported both net income and adjusted net income of $0.31 per share. Net sales for the third quarter of 2006 were $1.2 billion, a decrease of approximately 4.3% compared to the same period in 2005.
     For the first nine months of 2006, net income was $0.69 per share compared to $1.01 per share in 2005. Adjusted net income, excluding restructuring and other infrequent expenses, was $0.70 per share for the first nine months of 2006 compared to adjusted net income, excluding restructuring and other infrequent expenses and costs associated with a June 2005 bond redemption, of $1.16 per share in 2005. Net sales for the first nine months of 2006 decreased approximately 6.5% to $3.8 billion.
     “As we previously announced, our results were negatively impacted by weaker markets in both our North American and Asia/Pacific segments,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “In addition, the continued reduction of dealer inventories in North America resulted in lower sales and operating income in the region. This reduction is part of our plan to reduce both inventory and accounts receivable throughout the year. As of September 30, 2006, our worldwide inventory and accounts receivable were approximately $250 million lower than September 2005 levels. The working capital management also generated an improvement in free cash flow for the first nine months of 2006 of approximately $200 million compared to the same period in 2005. While our balance sheet focus has impacted our current results, we believe these actions, along with our product and distribution initiatives, will provide a foundation for better returns in the future.”
     “AGCO’s third quarter sales were led by continued strong performance in the Europe/Africa/Middle East region,” Mr. Richenhagen continued. “Despite relatively flat industry sales, our European revenues increased approximately 7.5% in the third quarter of 2006, excluding currency impacts, which demonstrates the value of our products and our strong distribution network.”

     Third Quarter and Year-to-Date Results
     For the third quarter of 2006, AGCO reported net sales of $1,180.9 million and net income of $5.4 million, or $0.06 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $6.0 million, or $0.07 per share, for the third quarter of 2006. For the third quarter of 2005, AGCO reported net sales of $1,233.6 million and net income of $27.8 million, or $0.31 per share. Adjusted net income, excluding restructuring and other infrequent income, was $27.7 million, or $0.31 per share, for the third quarter of 2005.
     For the first nine months of 2006, AGCO reported net sales of $3,801.2 million and net income of $63.6 million, or $0.69 per share. Adjusted net income, excluding restructuring and other infrequent expenses, was $64.3 million, or $0.70 per share for the first nine months of 2006. For the first nine months of 2005, AGCO reported net sales of $4,064.8 million and net income of $95.4 million, or $1.01 per share. Adjusted net income, excluding restructuring and other infrequent income and bond redemption costs, in the first nine months of 2005 was $109.4 million, or $1.16 per share. A reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three and nine months ended September 30, 2006 and 2005 is provided in Note 8 to our Condensed Consolidated Financial Statements.
     AGCO’s net sales decreased 4.3% for the third quarter and 6.5% for the first nine months of 2006 compared to the same periods in 2005. Excluding the impact of currency translation, AGCO’s net sales decreased 7.6% during the third quarter and 7.0% for the first nine months of 2006 compared to the same periods in 2005. Net sales declined in the North America, South America and Asia/Pacific regions, partially offset by sales increases in the Europe/Africa/Middle East region. In North America, net sales were significantly lower during 2006 compared to 2005 primarily due to weaker market conditions and lower deliveries to dealers resulting in a reduction in dealer inventory levels. In the South America and Asia/Pacific regions, weaker market conditions contributed to the sales decline.
     Adjusted income from operations decreased $25.7 million for the third quarter of 2006 and $61.5 million for the first nine months of 2006 compared to 2005 resulting from the decrease in net sales. Gross margins in 2006 were slightly below 2005, due to lower production levels, sales mix and currency impacts. Unit production of tractors and combines for the first nine months of 2006 was approximately 16% below 2005.
     In AGCO’s Europe/Africa/Middle East region, income from operations increased $2.6 million in the third quarter and $11.5 million for the first nine months of 2006 compared to 2005. Income from operations in the third quarter and the first nine months of 2006 increased due to an approximate 3% and 6% increase in net sales, respectively, excluding currency impact, resulting from stronger market conditions in key regions of Europe, particularly in Germany. Operating margins remained strong due to new products and productivity improvements.
     Income from operations in AGCO’s South America region decreased $0.9 million for the third quarter and $4.1 million for the first nine months of 2006 compared to 2005. Industry demand in South America was below 2005 levels, resulting in a decline in AGCO’s net sales in South America, excluding currency impact, of approximately 4% and 15% for the third quarter and first nine months of 2006, respectively.

     In North America, income from operations decreased $20.9 million in the third quarter and $46.5 million for the first nine months of 2006 compared to 2005. Income from operations in the third quarter and the first nine months of 2006 was lower primarily due to an approximate 27% and 24% reduction in net sales, respectively, excluding currency impact, compared to 2005. The sales decline is a result of lower retail sales of AGCO products due to weaker industry conditions as well as the impact of dealer inventory reductions, which influence wholesale sales levels.
     Income from operations in the Asia/Pacific region decreased $4.1 million in the third quarter and $12.0 million for the first nine months of 2006 compared to 2005 primarily due to lower sales in Australia, New Zealand and Asia.
     Regional Market Results
     North America – Industry retail demand softened considerably in the third quarter of 2006. Industry unit retail sales of tractors were down nearly 8% and combines were down over 18% compared to the third quarter of 2005. Third quarter 2006 industry retail sales of tractors over 100 horsepower were 24% below those in the third quarter of 2005. Industry unit retail sales of tractors for the first nine months of 2006 decreased approximately 2% over the comparable prior year period resulting from decreases in the compact and high horsepower tractor segments, offset by a slight increase in the utility tractor segment. Industry unit retail sales of combines for the first nine months of 2006 were approximately 8% lower than the prior year period. AGCO’s unit retail sales of tractors and combines were also lower in the third quarter and first nine months of 2006 compared to 2005.
     Europe – Industry unit retail sales of tractors for the first nine months of 2006 increased approximately 1% compared to the prior year period. Retail demand declined in France, Italy, Finland and Spain, but improved in Germany, the United Kingdom, Scandinavia and Central and Eastern Europe. AGCO’s unit retail sales for the first nine months of 2006 were higher when compared to the prior year period.
     South America – Industry unit retail sales of tractors and combines for the first nine months of 2006 decreased approximately 8% and 40%, respectively, compared to the prior year period. Retail sales in the major market of Brazil for tractors increased approximately 7% compared to 2005 and declined approximately 47% for combines during the first nine months of 2006 compared to 2005. AGCO’s South American unit retail sales of tractors and combines declined in the first nine months of 2006 compared to 2005.
     Rest of World Markets – Outside of North America, Europe and South America, AGCO’s net sales for the first nine months of 2006 were approximately 25% lower than 2005 due to lower sales in Asia and the Middle East.
     “Global industry demand in the third quarter showed mixed results,” stated Mr. Richenhagen. “In Europe, industry retail sales improved slightly with increases in Germany and Scandinavia. In North America, third quarter industry retail sales were down sharply, especially in the large equipment sectors. In South America, industry demand remains weak overall with some recent improvement in Brazil driven by the sugar cane, coffee, and citrus sectors.”

     Outlook
     Industry retail sales of farm equipment in 2006 in all major markets are expected to be relatively flat or below 2005 levels. In North America, 2006 farm income is projected to be below the prior year resulting in lower demand for equipment. In South America, the strength of the Brazilian currency and high farm debt levels are expected to continue to result in lower retail sales. Industry demand in Europe is expected to be flat to slightly increased compared to 2005.
     AGCO’s net sales for the full year of 2006 are expected to decline 2 to 3% versus 2005 based on lower industry demand and planned dealer inventory reductions. AGCO is targeting full year earnings per share to be approximately $1.00 per share. In addition, improved working capital utilization in 2006 is expected to result in strong free cash flow.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Wednesday, November 1, 2006. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Media” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
Statements which are not historical facts, including projections of industry demand, sales, adjusted earnings per share and free cash flow, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2005. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally will adversely affect us.

•	Our success depends on the introduction of new products which require substantial expenditures.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Currency exchange rate and interest rate changes can adversely affect the profitability of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	Our labor force is heavily unionized, and our contractual and legal obligations under collective bargaining agreements and labor laws subject us to the risks of work interruption or stoppage and could cause our costs to be higher.

•	We have significant pension obligations with respect to our employees.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
     About AGCO
Founded in 1990, AGCO Corporation (NYSE: AG) (www.agcocorp.com) is a global manufacturer of agricultural equipment and related replacement parts. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements, which are distributed through more than 3,600 independent dealers and distributors in more than 140 countries worldwide. AGCO products include the following well-known brands: AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance. The company is headquartered in Duluth, Georgia and, in 2005, had net sales of $5.4 billion.

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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30,	December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$166.5	$220.6
Accounts and notes receivable, net	582.9	655.7
Inventories, net	1,261.3	1,062.5
Deferred tax assets	41.9	39.7
Other current assets	107.8	107.7

Total current assets	2,160.4	2,086.2
Property, plant and equipment, net	604.8	561.4
Investment in affiliates	186.7	164.7
Deferred tax assets	81.9	84.1
Other assets	64.3	56.6
Intangible assets, net	207.9	211.5
Goodwill	755.2	696.7

Total assets	$4,061.2	$3,861.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$6.3	$6.3
Accounts payable	565.8	590.9
Accrued expenses	594.5	561.8
Other current liabilities	67.0	101.4

Total current liabilities	1,233.6	1,260.4
Long-term debt, less current portion	863.4	841.8
Pensions and postretirement health care benefits	259.9	241.7
Other noncurrent liabilities	141.7	101.3

Total liabilities	2,498.6	2,445.2

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	907.2	894.7
Retained earnings	889.0	825.4
Unearned compensation	—	(0.1)
Accumulated other comprehensive loss	(234.5)	(304.9)

Total stockholders’ equity	1,562.6	1,416.0

Total liabilities and stockholders’ equity	$4,061.2	$3,861.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2006	2005
Net sales	$1,180.9	$1,233.6
Cost of goods sold	976.6	1,014.6

Gross profit	204.3	219.0
Selling, general and administrative expenses	135.0	126.2
Engineering expenses	31.9	29.9
Restructuring and other infrequent expenses	0.9	—
Amortization of intangibles	4.3	4.1

Income from operations	32.2	58.8
Interest expense, net	13.3	15.8
Other expense, net	7.6	8.8

Income before income taxes and equity in net earnings of affiliates	11.3	34.2
Income tax provision	13.9	12.7

(Loss) income before equity in net earnings of affiliates	(2.6)	21.5
Equity in net earnings of affiliates	8.0	6.3

Net income	$5.4	$27.8

Net income per common share:
Basic	$0.06	$0.31

Diluted	$0.06	$0.31

Weighted average number of common and common equivalent shares outstanding:
Basic	91.0	90.4

Diluted	92.0	90.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2006	2005
Net sales	$3,801.2	$4,064.8
Cost of goods sold	3,139.3	3,355.1

Gross profit	661.9	709.7

Selling, general and administrative expenses	394.1	384.1
Engineering expenses	95.5	92.0
Restructuring and other infrequent expenses	1.0	0.2
Amortization of intangibles	12.6	12.4

Income from operations	158.7	221.0

Interest expense, net	41.2	64.7
Other expense, net	24.4	27.8

Income before income taxes and equity in net earnings of affiliates	93.1	128.5

Income tax provision	48.6	50.6

Income before equity in net earnings of affiliates	44.5	77.9

Equity in net earnings of affiliates	19.1	17.5

Net income	$63.6	$95.4

Net income per common share:
Basic	$0.70	$1.06

Diluted	$0.69	$1.01

Weighted average number of common and common equivalent shares outstanding:
Basic	90.8	90.4

Diluted	91.5	96.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$63.6	$95.4

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	71.5	66.7
Deferred debt issuance cost amortization	3.2	6.2
Amortization of intangibles	12.6	12.4
Stock compensation	4.5	0.2
Equity in net earnings of affiliates, net of cash received	(9.4)	(14.7)
Deferred income tax provision (benefit)	6.8	(1.5)
Loss (gain) on sale of property, plant and equipment	0.1	(1.9)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	105.8	(3.7)
Inventories, net	(154.5)	(271.7)
Other current and noncurrent assets	(13.3)	(16.8)
Accounts payable	(53.6)	(10.2)
Accrued expenses	17.2	(28.7)
Other current and noncurrent liabilities	(0.8)	(17.7)

Total adjustments	(9.9)	(281.4)

Net cash provided by (used in) operating activities	53.7	(186.0)

Cash flows from investing activities:
Purchase of property, plant and equipment	(80.7)	(44.8)
Proceeds from sales of property, plant and equipment	1.3	9.5
Investments in unconsolidated affiliates	(2.8)	(22.5)

Net cash used in investing activities	(82.2)	(57.8)

Cash flows from financing activities:
Payment of debt obligations, net	(48.3)	(46.7)
Proceeds from issuance of common stock	8.0	1.4

Net cash used in financing activities	(40.3)	(45.3)

Effect of exchange rate changes on cash and cash equivalents	14.7	(9.2)

Decrease in cash and cash equivalents	(54.1)	(298.3)
Cash and cash equivalents, beginning of period	220.6	325.6

Cash and cash equivalents, end of period	$166.5	$27.3

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1.	STOCK COMPENSATION EXPENSE
     During the third quarter and first nine months of 2006, the Company recorded approximately $1.4 million and $4.6 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). The stock compensation expense was recorded as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Cost of goods sold	$0.1	$—	$0.1	$—
Selling, general and administrative expenses	1.3	0.2	4.5	0.3

Total stock compensation expense	$1.4	$0.2	$4.6	$0.3

2.	RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During the first nine months of 2006, the Company recorded restructuring and other infrequent expenses of approximately $1.0 million. These charges primarily related to severance costs associated with the Company’s rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany, as well as the rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom.
     During the first nine months of 2005, the Company recorded restructuring and other infrequent expenses of approximately $0.2 million. The net charges included a $1.5 million gain on the sale of property, which was recorded during the second quarter of 2005, related to the completion of auctions of machinery and equipment associated with the rationalization of the Randers, Denmark combine manufacturing operations. The gain was offset by $0.6 million and $0.3 million of costs recorded in the first quarter and second quarter of 2005, respectively, associated with the Randers rationalization. These charges consisted primarily of employee retention payments and other facility closure costs. During the third quarter of 2005, the Company reversed $0.1 million of previously established provisions related to the Randers rationalization regarding retention payments as employee retention claims were finalized during the quarter. In addition, during the first quarter of 2005, the Company incurred and recorded approximately $0.3 million of contract termination costs associated with the rationalization of its Valtra European parts distribution operations and $0.1 million of severance costs associated with the rationalization of certain administrative functions of its Finnish tractor manufacturing operations. The Company also recorded approximately $0.4 million and $0.1 million of costs during the second quarter and third quarter of 2005, respectively, associated with the announced closure of several of its Valtra European sales offices.
3.	LONG-TERM DEBT
     Long-term debt consisted of the following at September 30, 2006 and December 31, 2005:

	September 30,	December 31,
	2006	2005
Credit facility	$407.1	$401.5
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
6 7/8% Senior subordinated notes due 2014	253.5	237.0
Other long-term debt	7.8	8.3

	869.7	848.1
Less: Current portion of long-term debt	(6.3)	(6.3)

Total long-term debt, less current portion	$863.4	$841.8

4.	INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost.
     Inventories at September 30, 2006 and December 31, 2005 were as follows:

	September 30,	December 31,
	2006	2005
Finished goods	$641.8	$477.3
Repair and replacement parts	329.1	307.5
Work in process	72.2	63.3
Raw materials	218.2	214.4

Inventories, net	$1,261.3	$1,062.5

5.	ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States, Canadian and European securitization facilities. Outstanding funding under these facilities totaled approximately $387.3 million at September 30, 2006 and $462.7 million at December 31, 2005. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $6.5 million and $5.9 million for the three months ended September 30, 2006 and 2005, respectively, and $20.3 million and $16.5 million for the nine months ended September 30, 2006 and 2005, respectively.
     During the second quarter of 2005, the Company completed an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company will continue to service the receivables. As of September 30, 2006, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $130.6 million compared to approximately $109.9 million as of December 31, 2005.
6.	EARNINGS PER SHARE
     During the fourth quarter of 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-08, “Accounting Issues Related to Certain Features of Contingently Convertible Debt and the Effect on Diluted Earnings per Share.” EITF Issue No. 04-08 requires that contingently convertible debt should be included in the calculation of diluted earnings per share using the if-converted method regardless of whether a market price trigger has been met. The Company adopted the statement during the fourth quarter of 2004 and included approximately 9.0 million additional shares of common stock that may have been issued upon conversion of the Company’s former 1 3/4% convertible senior subordinated notes in its diluted earnings per share calculation for the six months ended June 30, 2005. In addition, diluted earnings per share are required to be restated for each period that the former convertible notes were outstanding. The convertible notes were issued on December 23, 2003. As the Company is not benefiting losses in the United States for tax purposes, the interest expense associated with the convertible notes included in the diluted earnings per share calculation does not reflect a tax benefit. On June 29, 2005, the Company completed an exchange of its $201.3 million aggregate principal amount of

1 3/4% convertible senior subordinated notes. The Company exchanged its existing convertible notes for new notes that provide for (i) the settlement upon conversion in cash up to the principal amount of the converted new notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the new notes are converted in connection with certain change of control transactions occurring prior to December 10, 2010, but otherwise are substantially the same as the old notes. The impact of the exchange resulted in a reduction in the diluted weighted average shares outstanding of approximately 9.0 million shares on a prospective basis. In the future, dilution of weighted shares outstanding will depend on the Company’s stock price once the market price trigger or other specified conversion circumstances are met. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three and nine months ended September 30, 2006 and 2005 is as follows:

	Three Months Ending September 30,		Nine Months Ending September 30,
	2006	2005	2006	2005
Basic net income per share:
Net income	$5.4	$27.8	$63.6	$95.4

Weighted average number of common shares outstanding	91.0	90.4	90.8	90.4

Basic net income per share	$0.06	$0.31	$0.70	$1.06

Diluted net income per share:
Net income	$5.4	$27.8	$63.6	$95.4
After-tax interest expense on contingently convertible senior subordinated notes	—	—	—	2.3

Net income for purposes of computing diluted net income per share	$5.4	$27.8	$63.6	$97.7

Weighted average number of common shares outstanding	91.0	90.4	90.8	90.4
Dilutive stock options and restricted stock awards	0.2	0.3	0.3	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	0.8	—	0.4	5.9

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	92.0	90.7	91.5	96.6

Diluted net income per share	$0.06	$0.31	$0.69	$1.01

7.	SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and nine months ended September 30, 2006 and 2005 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$259.5	$169.0	$709.0	$43.4	$1,180.9
(Loss) income from operations	(19.3)	12.2	50.9	6.0	49.8

2005
Net sales	$350.2	$167.9	$658.5	$57.0	$1,233.6
Income from operations	1.6	13.1	48.3	10.1	73.1

Nine Months Ended	North	South	Europe/Africa/	Asia/
September 30,	America	America	Middle East	Pacific	Consolidated
2006
Net sales	$923.5	$470.8	$2,295.2	$111.7	$3,801.2
(Loss) income from operations	(22.4)	32.3	188.5	13.3	211.7

2005
Net sales	$1,208.2	$505.5	$2,200.9	$150.2	$4,064.8
Income from operations	24.1	36.4	177.0	25.3	262.8
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Segment income from operations	$49.8	$73.1	$211.7	$262.8
Corporate expenses	(11.1)	(10.0)	(34.9)	(28.9)
Stock compensation expense	(1.3)	(0.2)	(4.5)	(0.3)
Restructuring and other infrequent expenses	(0.9)	—	(1.0)	(0.2)
Amortization of intangibles	(4.3)	(4.1)	(12.6)	(12.4)

Consolidated income from operations	$32.2	$58.8	$158.7	$221.0

8.	RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, as well as free cash flow, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended September 30, 2006 and 2005:

	Three months ended September 30,
	2006			2005
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$33.1	$6.0	$0.07	$58.8	$27.7	$0.31
Restructuring and other infrequent expenses (income)(2)	0.9	0.6	0.01	—	(0.1)	—

As reported	$32.2	$5.4	$0.06	$58.8	$27.8	$0.31

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the third quarter of 2006 relate primarily to severance costs associated with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany, as well as the rationalization of a Valtra sales office in Germany. The restructuring and other infrequent income recorded in the third quarter of 2005 relates primarily to the reversal of a previously established provision associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This reversal was offset by charges incurred associated with the Company’s rationalization of its Valtra European sales operations. The Company did not record a tax provision associated with the provision reversal relating to the Randers rationalization. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the nine months ended September 30, 2006 and 2005:

	Nine months ended September 30,
	2006			2005
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$159.7	$64.3	$0.70	$221.2	$109.4	$1.16
Restructuring and other infrequent expenses (income)(2)	1.0	0.7	0.01	0.2	(0.1)	—
Bond redemption costs(3)	—	—	—	—	14.1	0.15

As reported	$158.7	$63.6	$0.69	$221.0	$95.4	$1.01

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in the first nine months of 2006 relate primarily to severance costs associated with the rationalization of certain parts, sales, marketing and administrative functions in the United Kingdom and Germany as well as severance costs associated with the Company’s rationalization of certain Valtra European sales offices located in Denmark, Norway, Germany and the United Kingdom. The restructuring and other infrequent income recorded in the first nine months of 2005 relates primarily to the gain on sale of machinery and equipment associated with the rationalization of the Company’s Randers, Denmark combine manufacturing operations. This gain was offset by charges incurred associated with the Randers rationalization, as well as the Company’s rationalization of its Finnish manufacturing, sales and parts operations. The Company did not record a tax provision or benefit associated with the gain or charges relating to the Randers rationalization. See Note 2 to our Condensed Consolidated Financial Statements for further explanation.

(3)	On June 23, 2005, AGCO redeemed its $250 million 9 1/2% Senior Notes due 2008 at a price of approximately $261.9 million, which included a premium of 4.75% over the face amount of the notes. At the time of the redemption, AGCO recorded interest expense for the premium of approximately $11.9 million, or $0.12 per share, and approximately $2.2 million, or $0.02 per share, for the write-off of the remaining balance of deferred debt issuance costs.
     The following is a reconciliation of free cash flow to net cash used in operating activities for the nine months ended September 30, 2006 and 2005:

	2006	2005
Net cash provided by (used in) operating activities	$53.7	$(186.0)
Less:
Capital expenditures	(80.7)	(44.8)

Free cash flow	$(27.0)	$(230.8)